Designated Filer:  Warburg Pincus Private Equity IX, L.P.
Issuer & Ticker Symbol:  NYFIX (NYFX)
Date of Event Requiring Statement:  January 2, 2008


                                                                    Exhibit 99.1

                            Explanation of Responses:


(1) This Form 4 is filed on behalf of Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership ("WP IX"), Warburg Pincus IX, LLC, a New York limited liability company ("WP IX LLC"), Warburg Pincus Partners LLC, a New York limited liability company ("WPP LLC"), Warburg Pincus LLC, a New York limited liability company ("WP LLC"), Warburg Pincus & Co., a New York general partnership ("WP"), and Messrs. Charles R. Kaye and Joseph P. Landy (collectively, the "Reporting Persons").

(2) On January 2, 2008, 525,000 shares of the common stock, par value $0.001 per share ("Common Stock") of NYFIX, Inc. (the "Issuer") were issued to WP IX by the Issuer in payment of a dividend on the Series B Voting Convertible Preferred Stock (the "Preferred Stock") required to be paid pursuant to the Certificate of Designation, a copy of which was attached as Exhibit 3.2 to the Issuer's current report on Form 8-K filed with the Securities and Exchange Commission on October 18, 2006. The number of shares of Common Stock issued in payment of the dividend was determined by dividing (i) the amount of the dividend that would have been payable with respect to such share of Preferred Stock had such dividend been paid in cash by (ii) the applicable conversion price ($5.00) now in effect.

(3) Following the issuances discussed in note 2, WP IX is the direct record owner of 2,486,327 shares of Common Stock and 1,500,000 shares of Preferred Stock, which is convertible into 15,000,000 shares of Common Stock. The sole general partner of WP IX is WP IX LLC. WPP LLC is the sole member of WP IX LLC. WP is the managing member of WPP LLC. WP LLC manages WP IX. Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934 (the "Act"), WP, WP LLC, WPP LLC, WP IX LLC, Mr. Kaye and Mr. Landy may be deemed to be the beneficial owners of any securities that may be deemed to be beneficially owned by WP
IX. Each of WP, WP LLC, WPP LLC, WP IX LLC, Mr. Kaye and Mr. Landy all disclaim beneficial ownership of all shares of Common Stock and Preferred Stock except to the extent of any indirect pecuniary interest therein.

(4) Each share of Preferred Stock is initially convertible into 10 shares of Common Stock at an initial conversion price of $5.00 per share, subject to certain adjustments in accordance with the terms of the Preferred Stock.

(5) The Preferred Stock is convertible, in whole or in part, at any time and from time to time at the holder's election. At any time after April 12, 2008, the Preferred Stock is convertible at the option of the Issuer, in whole or in part, if the price per share of the Common Stock reaches certain levels. The conversion rights do not expire.

(6) The exercise price of the Warrant to Purchase Common Stock (the "Warrant") is initially equal to $7.75 per share, subject to certain adjustments in accordance with the terms of the Warrant.

(7) The Warrant is convertible at any time, in whole or in part, at the holder's option until 5:00 p.m. Eastern Time on October 12, 2016, at which point the Warrant expires.

(8) WP IX is the direct record owner of the Warrant, which is convertible into 2,250,000 shares of Common Stock. The sole general partner of WP IX is WP IX LLC. WPP LLC is the sole member of WP IX LLC. WP is the managing member of WPP LLC. WP LLC manages WP IX. Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC. By reason of the provisions of Rule 16a-1 of the Act, WP, WP LLC, WPP LLC, WP IX LLC, Mr. Kaye and Mr. Landy may be deemed to be the beneficial owners of any securities that may be deemed to be beneficially owned by WP
IX. Each of WP, WP LLC, WPP LLC, WP IX LLC, Mr. Kaye and Mr. Landy all disclaim beneficial ownership of the Warrant except to the extent of any indirect pecuniary interest therein.